Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman Senior Vice President - Finance Horace Mann Educators Corporation (217) 788-5708 www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR

SPRINGFIELD, Ill., February 4, 2009 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $22.9 million (58 cents per share) and $10.9 million (27 cents per share) for the three and twelve months ended December 31, 2008, respectively, compared to net income of $18.0 million (41 cents per share) and $82.8 million ($1.86 per share) for the same periods in 2007. Included in net income were net realized losses on securities of $8.2 million (a gain of $2.7 million after tax, or 7 cents per share, reflecting the reduction of the deferred tax allowance established at September 30, 2008) and $63.9 million ($41.5 million after tax, or $1.02 per share) for the three and twelve months ended December 31, 2008, respectively. In 2007, net income reflected net realized investment losses of $5.5 million ($3.6 million after tax, or 8 cents per share) and $3.4 million ($2.2 million after tax, or 5 cents per share) for the three and twelve months, respectively. All per-share amounts are stated on a diluted basis.

“Horace Mann’s fourth quarter earnings were adversely impacted by the poor performance and continued volatility of the financial markets and by reestimates of prior period catastrophe losses. In spite of those impacts, our underlying profit fundamentals remained strong, with net income before realized investment gains and losses of 51 cents and $1.29 per share for the quarter and full year exceeding our guidance range,” said Louis G. Lower II, President and Chief Executive Officer. “For the current accident year and excluding catastrophes, our property and casualty combined ratio of approximately 90 percent for both the quarter and full year was 1 percentage point better than the respective prior year periods. In addition, excluding the impact of the valuation of deferred policy acquisition costs and change in the guaranteed minimum death benefit reserve, combined annuity and life segment pretax earnings were only modestly below our strong prior year results,” continued Lower. “Meanwhile, compared to both fourth quarter and full year 2007, average productivity of the nearly 250 agents who have completed our Agency Business School (“ABS”) training continued to be notably better than their non-ABS counterparts in our lead auto and annuity lines, in spite of the difficult competitive and economic environments.”

“Our underlying 2008 results support a preliminary estimate of full-year 2009 net income before realized investment gains and losses of between $1.45 and $1.65 per share,” said Lower. “This projection anticipates, for property and casualty, a return to more normal catastrophe levels, a reduced level of favorable prior years’ reserve development and a modest increase in underlying combined ratios; and, for annuity, a return to historical market appreciation levels for 2009.”

Segment Earnings

The property and casualty segment recorded net income of $14.5 million for the quarter, a decrease of $1.6 million compared to the same period in 2007, including a $2.7 million increase in after tax catastrophe costs. Pretax catastrophe costs in the current quarter were $9.9 million compared to $5.9 million incurred in the fourth quarter of 2007. The fourth quarter 2008 amount included approximately $7 million pretax of adverse reserve development for catastrophe activity in the third quarter of 2008 related to Hurricanes Gustav and Ike. The fourth quarter 2008 property and casualty combined ratio was 92.9 percent, including 7.2 percentage points due to catastrophe costs, compared to 91.9 percent, including 4.3 percentage points due to catastrophe costs, in the prior year period. Favorable prior years’ reserve development totaling $6.7 million was recorded in the fourth quarter, which represented 4.8 percentage points on the combined ratio, compared to $5.2 million, or 3.8 percentage points on the combined ratio, recorded in the fourth quarter of 2007. For full year 2008, favorable prior years’ reserve development of $18.1 million was $1.9 million less than the favorable development recorded in 2007.

Annuity segment net income was $2.9 million and $17.3 million for the three and twelve months ended December 31, 2008, respectively, reflecting decreases of $1.0 million and $0.3 million compared to the same periods in 2007. In 2008, improvements in the interest margin were offset by the adverse impact of the financial markets on the level of contract charges earned. For the three and twelve months ended December 31, 2008, the valuation of annuity deferred policy acquisition costs had a $4 million net negative impact on pretax earnings, with the favorable impact related to the investment losses recognized in the periods more than offset by the adverse impact of the financial markets on variable deposit fund performance. In addition, the poor financial markets performance had an adverse impact on the company’s guaranteed minimum death benefit reserve, which increased by approximately $1 million in the three and twelve months ended December 31, 2008. Annuity segment net income for the fourth quarter and full year of 2008 also benefited from a reduction of $2.6 million in federal income tax expense as a result of the IRS completing its examination of the 2002, 2004, 2005 and 2006 tax years during the current quarter. “Fourth quarter annuity net fund flows were positive, as they have been throughout 2008, while cash value persistency of over 93 percent increased 2 percentage points during the year,” noted Lower.

Life segment net income of $4.2 million and $16.4 million for the fourth quarter and full year decreased $0.4 million and $0.9 million compared to the respective periods in 2007, as growth in earned premium and investment income was more than offset by higher mortality costs. Life persistency remained in excess of 94 percent.

Segment Revenues

The company’s total premiums written and contract deposits were comparable to the fourth quarter of 2007 and declined a modest 1 percent compared to full year 2007, primarily reflecting the expected decreases in single premium annuity deposit receipts in 2008.

Property and casualty premiums written increased 4 percent and 2 percent compared to the prior year three and twelve month periods, respectively, reflecting lower catastrophe reinsurance premiums and an increase in average property and auto premiums per policy.

Annuity new contract deposits decreased 6 percent and 8 percent compared to the three and twelve months ended December 31, 2007, respectively. Scheduled, flexible-premium annuity deposit receipts decreased moderately compared to the prior year, while rollover deposits declined 6 percent and 14 percent compared to the fourth quarter and full year 2007, respectively. Life segment insurance premiums and contract deposits were comparable to the prior year.

Sales and Distribution

For the three and twelve months ended December 31, 2008, total new auto sales units were 9 percent and 7 percent lower in the current periods than in the prior year, respectively. “In spite of the adverse prior year comparisons, fourth quarter true new auto sales volume improved sequentially, reflecting continued productivity gains in the current period,” said Lower. Horace Mann agent flexible premium annuity sales declined 7 percent in the quarter but increased 1 percent year to date versus prior year. Reduced independent agent sales and an anticipated decline in single premium rollover deposits adversely impacted total annuity sales. “IRS transition regulations for the 403(b) annuity marketplace continued to reduce new rollover deposits industry-wide,” said Lower.

The number of Horace Mann agents declined 15 percent to 670 agents at December 31, 2008 compared to 12 months earlier. “As expected, our decline in agent count primarily reflects the loss of lower-producing agents and a reduction in new agent hires as we continue to transition our hiring standards to target only those individuals we believe will be successful in the new Agency Business Model,” Lower said. Including 394 licensed producers who work for the agents, Horace Mann’s total points of distribution increased to 1,064, a growth of 2 percent over prior year. “In spite of the decline in agent count, a difficult competitive and economic environment, and our continuing actions to reduce risk exposure in hurricane-prone areas, we recorded positive property and casualty written premium growth and only a slight decline in property and casualty policies in force in 2008. Growth in Agency Business School graduate productivity, policyholder retention, and educator policies in force — the primary focal points of our strategic initiatives — have contributed significantly to these results.”

Investment Gains and Losses

In 2008, pretax net realized investment losses were $8.2 million for the fourth quarter, including $5.8 million of impairment write-downs and $4.6 million of realized impairment losses on securities that were disposed of during the quarter, primarily high-yield investments, with these amounts partially offset by $2.2 million of realized gains on security sales. The $5.8 million of impairment write-downs were related primarily to high-yield and preferred stock investments that the company no longer intends to hold until the value fully recovers, with the remainder related to securities for which impairment write-downs were previously recorded. Based on an assessment that gross realized and unrealized investment gains are now sufficient, in conjunction with other tax planning strategies, to offset gross unrealized investment losses, the $11.5 million deferred tax allowance that was established at September 30, 2008 was reduced to zero at year-end. Approximately $8.2 million of the allowance release was reflected as an increase to the company’s tax benefit on realized investment losses.

“While we realized additional investment losses in the quarter, they were very manageable in terms of our ability to maintain acceptable insurance subsidiary capital and operating ratios, particularly in light of the flexibility afforded us by our existing bank credit facility,” said Lower. Consistent with the company’s previously disclosed intent, in December 2008 it repaid $37 million of the $75 million borrowed under its bank credit facility in October 2008. The remaining $38 million balance currently continues to be held at the holding company level.

Net unrealized investment losses on fixed maturity and equity securities continued to be under pressure in the fourth quarter, and Horace Mann’s December 31, 2008 balance of $327.2 million increased compared to the $271.1 million level recorded at the end of the third quarter. “With credit spreads for some asset classes widening further during the fourth quarter, on top of unprecedented September 30 levels, it remains our considered judgment that our unrealized balance predominantly reflects a remarkably disruptive credit market in a crisis mode where liquidity has been severely impaired, with spreads and prices disconnected from rational valuation across all asset classes,” said Lower. “Given our insignificant exposure to sub-prime, Alt-A and other lower-quality structured securities, coupled with the credit enhancement of the existing TARP program and the ongoing commitments of the United States and European governments to support most of our financial institution holdings, and the overall quality and performance of our CMBS holdings, we remain comfortable with the underlying credit quality of our investment portfolio.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	Est. 2008	2007		Est. 2008	2007
DIGEST OF EARNINGS

Net income	$22.9	$18.0	27.2%	$10.9	$82.8	-86.8%

Net income per share:
Basic	$0.59	$0.42	40.5%	$0.27	$1.92	-85.9%
Diluted (A)	$0.58	$0.41	41.5%	$0.27	$1.86	-85.5%

Weighted average number of shares and equivalent shares (in millions) (B):
Basic	39.1	43.0	-9.1%	39.8	43.1	-7.7%
Diluted (A)	39.8	43.9	-9.3%	40.6	44.6	-9.0%

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits	$239.1	$239.2	0.0%	$960.1	$974.7	-1.5%

Return on equity (C)				1.9%	12.3%	N.M.

Property & Casualty GAAP combined ratio	92.9%	91.9%	N.M.	100.7%	91.9%	N.M.
Effect of catastrophe costs on the Property & Casualty combined ratio	7.2%	4.3%	N.M.	13.7%	4.4%	N.M.

Experienced agents				524	569	-7.9%
Financed agents				146	221	-33.9%
Total Horace Mann agents				670	790	-15.2%
Licensed producers				394	253	55.7%
Total points of distribution (D)				1,064	1,043	2.0%

Additional Per Share Information

Dividends paid	$0.0525	$0.105	-50.0%	$0.3675	$0.42	-12.5%

Book value (E)				$11.47	$16.41	-30.1%

Financial Position

Total assets				$5,507.2	$6,259.3	-12.0%
Short-term debt				38.0	—	N.M.
Long-term debt				199.5	199.5	—
Total shareholders’ equity				447.9	693.3	-35.4%

N.M. - Not meaningful.

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. Diluted per share information for all periods is presented on a basis consistent with this consensus. On May 14, 2007, the Company redeemed all remaining Senior Convertible Notes. For the year ended December 31, 2007, the Senior Convertible Notes represented 0.4 million equivalent shares and had after tax interest expense of $0.3 million.
(B)	In November and December 2007, the Company repurchased 1,111,600 shares of its common stock at an aggregate cost of $20.7 million, or an average cost of $18.66 per share. During the three months ended March 31, 2008, the Company repurchased 1,636,376 shares of its common stock at an aggregate cost of $29.5 million, or an average cost of $18.01 per share. During the three months ended June 30, 2008, the Company repurchased 1,561,849 shares of its common stock at an aggregate cost of $24.8 million, or an average cost of $15.93 per share.
(C)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.
(D)	Includes licensed producers working in Horace Mann agents’ offices and excludes independent agents.
(E)	Book value per share excluding the fair value adjustment for investments was $16.15 at December 31, 2008 and $16.47 at December 31, 2007. Ending shares outstanding were 39,061,788 at December 31, 2008 and 42,240,484 at December 31, 2007.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	Est. 2008	2007		Est. 2008	2007
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$168.8	$166.3	1.5%	$658.5	$654.3	0.6%
Net investment income	58.1	57.5	1.0%	230.3	223.8	2.9%
Net realized investment losses	(8.2)	(5.5)	49.1%	(63.9)	(3.4)	N.M.
Other income	2.4	3.3	-27.3%	9.9	12.3	-19.5%

Total revenues	221.1	221.6	-0.2%	834.8	887.0	-5.9%

Benefits, claims and settlement expenses	111.3	101.5	9.7%	471.5	408.5	15.4%
Interest credited	33.9	32.2	5.3%	131.8	127.2	3.6%
Policy acquisition expenses amortized	23.1	20.0	15.5%	79.1	75.7	4.5%
Operating expenses	33.7	37.8	-10.8%	132.4	139.0	-4.7%
Amortization of intangible assets	1.2	1.4	-14.3%	5.3	5.4	-1.9%
Interest expense	4.3	3.5	22.9%	14.5	14.1	2.8%

Total benefits, losses and expenses	207.5	196.4	5.7%	834.6	769.9	8.4%

Income before income taxes	13.6	25.2	-46.0%	0.2	117.1	-99.8%
Income tax expense (benefit)	(9.3)	7.2	N.M.	(10.7)	34.3	N.M.

Net income	$22.9	$18.0	27.2%	$10.9	$82.8	-86.8%

ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty
Automobile and property (voluntary)	$134.8	$129.5	4.1%	$542.2	$530.6	2.2%
Involuntary and other property & casualty	2.3	2.6	-11.5%	3.7	4.6	-19.6%

Total Property & Casualty	137.1	132.1	3.8%	545.9	535.2	2.0%

Annuity deposits	73.9	78.8	-6.2%	311.7	337.1	-7.5%

Life	28.1	28.3	-0.7%	102.5	102.4	0.1%

Total	$239.1	$239.2	0.0%	$960.1	$974.7	-1.5%

ANALYSIS OF SEGMENT NET INCOME (LOSS)

Property & Casualty	$14.5	$16.1	-9.9%	$28.1	$61.2	-54.1%

Annuity	2.9	3.9	-25.6%	17.3	17.6	-1.7%

Life	4.2	4.6	-8.7%	16.4	17.3	-5.2%

Corporate and other (A)	1.3	(6.6)	N.M.	(50.9)	(13.3)	N.M.

Net income	22.9	18.0	27.2%	10.9	82.8	-86.8%

Catastrophe costs, after tax, included above (B)	(6.5)	(3.8)	71.1%	(48.1)	(15.3)	214.4%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.
(B)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	Est. 2008	2007		Est. 2008	2007
PROPERTY & CASUALTY

Premiums written	$137.1	$132.1	3.8%	$545.9	$535.2	2.0%
Premiums earned	139.1	135.9	2.4%	541.1	535.1	1.1%
Net investment income	8.7	10.2	-14.7%	35.7	38.0	-6.1%
Other income	0.4	0.9	-55.6%	1.5	2.9	-48.3%
Losses and loss adjustment expenses (LAE)	95.9	90.1	6.4%	416.1	360.4	15.5%
Operating expenses (includes policy acquisition expenses amortized)	33.2	34.8	-4.6%	128.5	130.9	-1.8%
Income before tax	19.1	22.1	-13.6%	33.7	84.7	-60.2%
Net income	14.5	16.1	-9.9%	28.1	61.2	-54.1%

Net investment income, after tax	7.2	8.3	-13.3%	29.8	31.3	-4.8%

Catastrophe costs, after tax (A)	6.5	3.8	71.1%	48.1	15.3	214.4%
Catastrophe losses and LAE, before tax	9.9	5.9	67.8%	73.9	23.6	213.1%
Reinsurance reinstatement premiums, before tax	—	—	—	—	—	—

Operating statistics:
Loss and loss adjustment expense ratio	69.0%	66.3%	N.M.	76.9%	67.4%	N.M.
Expense ratio	23.9%	25.6%	N.M.	23.8%	24.5%	N.M.
Combined ratio	92.9%	91.9%	N.M.	100.7%	91.9%	N.M.

Effect of catastrophe costs on the combined ratio	7.2%	4.3%	N.M.	13.7%	4.4%	N.M.

Automobile and property detail:
Premiums written (voluntary) (B)	$134.8	$129.5	4.1%	$542.2	$530.6	2.2%
Automobile	92.6	90.7	2.1%	367.8	365.3	0.7%
Property	42.2	38.8	8.8%	174.4	165.3	5.5%

Premiums earned (voluntary) (B)	136.1	132.5	2.7%	537.8	525.1	2.4%
Automobile	91.9	91.3	0.7%	365.5	364.6	0.2%
Property	44.2	41.2	7.3%	172.3	160.5	7.4%

Policies in force (voluntary) (in thousands)				798	801	-0.4%
Automobile				535	535	—
Property				263	266	-1.1%

Policy renewal rate (voluntary)
Automobile (6 months)				91.1%	91.0%	N.M.
Property (12 months)				88.6%	88.3%	N.M.

Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	67.0%	70.2%	N.M.	68.0%	69.7%	N.M.
Expense ratio	23.4%	25.3%	N.M.	23.5%	24.5%	N.M.
Combined ratio	90.4%	95.5%	N.M.	91.5%	94.2%	N.M.

Effect of catastrophe costs on the combined ratio	0.0%	0.3%	N.M.	1.2%	0.5%	N.M.

Total property operating statistics:
Loss and loss adjustment expense ratio	74.7%	58.2%	N.M.	97.2%	60.4%	N.M.
Expense ratio	24.8%	26.7%	N.M.	24.2%	25.2%	N.M.
Combined ratio	99.5%	84.9%	N.M.	121.4%	85.6%	N.M.

Effect of catastrophe costs on the combined ratio	21.6%	12.9%	N.M.	40.4%	13.6%	N.M.

Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$6.3	$5.1	23.5%	$16.0	$12.3	30.1%
Total property	(0.6)	0.1	N.M.	(0.5)	7.7	N.M.
Other property and casualty	1.0	—	N.M.	2.6	—	N.M.

Total	6.7	5.2	28.8%	18.1	20.0	-9.5%

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.
(B)	Amounts are net of additional ceded premiums to reinstate the Company’s property and casualty catastrophe reinsurance coverage, if any, as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	Est. 2008	2007		Est. 2008	2007
ANNUITY

Contract deposits	$73.9	$78.8	-6.2%	$311.7	$337.1	-7.5%
Variable	31.8	38.7	-17.8%	134.4	149.9	-10.3%
Fixed	42.1	40.1	5.0%	177.3	187.2	-5.3%
Contract charges earned	3.9	5.4	-27.8%	17.7	21.8	-18.8%
Net investment income	34.7	32.8	5.8%	136.2	128.9	5.7%
Net interest margin (without realized investment gains and losses)	10.5	10.0	5.0%	42.7	38.9	9.8%
Other income	0.8	1.5	-46.7%	4.9	5.7	-14.0%
Mortality loss and other reserve changes	(1.3)	0.7	N.M.	(1.7)	(0.2)	N.M.
Operating expenses (includes policy acquisition expenses amortized)	12.8	10.6	20.8%	39.0	36.2	7.7%
Amortization of intangible assets	0.9	1.1	-18.2%	4.0	4.1	-2.4%
Income (loss) before tax	0.2	5.9	-96.6%	20.6	25.9	-20.5%
Net income	2.9	3.9	-25.6%	17.3	17.6	-1.7%

Pretax income increase (decrease) due to valuation of:

Deferred policy acquisition costs	$(4.1)	$(1.4)	192.9%	$(4.0)	$(1.2)	233.3%
Value of acquired insurance in force	—	(0.1)	-100.0%	—	(0.2)	-100.0%
Guaranteed minimum death benefit reserve	(1.0)	0.8	N.M.	(1.3)	0.7	N.M.

Annuity contracts in force (in thousands)				171	167	2.4%
Accumulated value on deposit				$3,262.3	$3,714.1	-12.2%
Variable				965.2	1,562.2	-38.2%
Fixed				2,297.1	2,151.9	6.7%
Annuity accumulated value retention - 12 months
Variable accumulations				93.2%	90.9%	N.M.
Fixed accumulations				93.5%	91.6%	N.M.

LIFE

Premiums and contract deposits	$28.1	$28.3	-0.7%	$102.5	$102.4	0.1%
Premiums and contract charges earned	25.8	25.0	3.2%	99.7	97.4	2.4%
Net investment income	14.8	14.6	1.4%	59.3	57.0	4.0%
Income before tax	6.4	7.0	-8.6%	25.6	26.6	-3.8%
Net income	4.2	4.6	-8.7%	16.4	17.3	-5.2%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$(0.3)	$(0.2)	50.0%	$(0.2)	$(0.2)	—

Life policies in force (in thousands)				221	226	-2.2%
Life insurance in force				$13,672	$13,577	0.7%
Lapse ratio - 12 months
(Ordinary life insurance)				5.4%	5.8%	N.M.

CORPORATE AND OTHER (A)

Components of loss before tax:
Net realized investment losses	$(8.2)	$(5.5)	49.1%	$(63.9)	$(3.4)	N.M.
Interest expense	(4.3)	(3.5)	22.9%	(14.5)	(14.1)	2.8%
Other operating expenses, net investment income and other income	0.4	(0.8)	N.M.	(1.3)	(2.6)	-50.0%
Loss before tax	(12.1)	(9.8)	23.5%	(79.7)	(20.1)	N.M.
Net income (loss)	1.3	(6.6)	N.M.	(50.9)	(13.3)	N.M.

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	Est. 2008	2007		Est. 2008	2007
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2008, $3,145.4; 2007, $3,136.8)				$2,876.7	$3,135.1	-8.2%
Equity securities, at fair value (cost 2008, $55.6; 2007, $55.7)				38.3	50.8	-24.6%
Short-term investments				154.1	33.5	360.0%
Short-term investments, securities lending collateral				—	76.7	-100.0%
Policy loans and other				109.2	102.8	6.2%

Total Annuity and Life investments				3,178.3	3,398.9	-6.5%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2008, $642.5; 2007, $733.5)				608.6	737.9	-17.5%
Equity securities, at fair value (cost 2008, $30.6; 2007, $38.4)				23.3	35.7	-34.7%
Short-term investments				66.0	7.7	N.M.
Short-term investments, securities lending collateral				—	—	—

Total Property & Casualty investments				697.9	781.3	-10.7%

Corporate investments				25.6	0.1	N.M.

Total investments				3,901.8	4,180.3	-6.7%

Net investment income
Before tax	$58.1	$57.5	1.0%	$230.3	$223.8	2.9%
After tax	39.3	39.1	0.5%	156.3	152.1	2.8%

Net realized investment gains (losses) by investment portfolio included in Corporate and Other segment income (loss)
Property & Casualty	$(2.8)	$(0.5)	N.M.	$(16.4)	$(0.7)	N.M.
Annuity	(5.3)	(5.0)	N.M.	(47.1)	(1.5)	N.M.
Life	(0.1)	—	N.M.	(0.4)	(1.2)	N.M.
Corporate and Other	0.0	—	N.M.	0.0	—	N.M.

Total, before tax	(8.2)	(5.5)	N.M.	(63.9)	(3.4)	N.M.
Total, after tax	2.7	(3.6)	N.M.	(41.5)	(2.2)	N.M.
Per share, diluted	$0.07	$(0.08)	N.M.	$(1.02)	$(0.05)	N.M.

N.M. - Not meaningful.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Est. December 31, 2008		September 30, 2008	June 30, 2008	December 31, 2007
	Fair Value	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)
FIXED MATURITY & EQUITY SECURITY INVESTMENTS
Fixed income securities
U.S. government and federally sponsored agency bonds	$139.0	$4.9	$0.2	$0.8	$2.3
Municipal bonds	493.3	(14.1)	(22.8)	(5.1)	6.0
Corporate bonds
Financial institutions	181.1	(19.9)	(31.6)	(13.5)	(3.0)
Other	1,285.3	(122.6)	(113.5)	(34.1)	11.0
High yield	129.2	(38.0)	(17.2)	(9.5)	(4.6)
Foreign government bonds	14.9	0.5	0.5	0.9	1.5
Mortgage-backed securities
Prime agency	849.5	20.5	(0.6)	(2.3)	1.9
Prime other	15.7	(0.6)	(0.1)	(1.6)	0.5
Sub-prime, Alt-A	7.1	(0.7)	(0.7)	(0.6)	(0.1)
Commercial mortgage-backed securities	221.7	(108.6)	(47.1)	(23.9)	(5.4)
Asset-backed securities
Sub-prime, Alt-A	3.9	0.1	(0.3)	(0.1)	—
Collateralized debt obligations, collateralized loan obligations	16.7	(0.4)	(1.2)	(2.5)	(3.8)
Other	88.5	(8.5)	(3.8)	(1.1)	0.4
Preferred stocks
Financial institutions	65.7	(29.8)	(25.1)	(9.4)	(7.6)
Other	33.0	(10.0)	(8.1)	(4.2)	(3.4)

Total fixed income securities	3,544.6	(327.2)	(271.4)	(106.2)	(4.3)
Common stocks	2.3	—	0.3	0.3	(0.5)
Derivatives	—	—	—	—	—

Total fixed maturity and equity security investments	$3,546.9	$(327.2)	$(271.1)	$(105.9)	$(4.8)

	Est. December 31, 2008			September 30, 2008
	Investment Positions	Fair Value	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)
COMMERCIAL MORTGAGE-BACKED SECURITIES
By Standard & Poor’s Corporation Rating:
AAA	74	$133.4	$(32.2)	$(12.1)
AA	25	57.4	(17.4)	(7.6)
A	28	30.4	(58.9)	(27.4)
BBB or below	1	0.5	(0.1)	—

Total	128	$221.7	$(108.6)	$(47.1)

By Vintage Year:
2003 and prior	17	$25.9	$(4.2)	$(1.6)
2004	14	14.5	(8.7)	(2.4)
2005	37	58.4	(71.3)	(29.2)
2006	25	32.7	(21.8)	(10.4)
2007 and later	35	90.2	(2.6)	(3.5)

Total	128	$221.7	$(108.6)	$(47.1)